EXHIBIT 2.3

                             EMPLOYMENT AGREEMENT

      EMPLOYMENT AGREEMENT dated May 1, 1997 by and between Steven Levine, residing at 16 Taylor Lane, Westport, Connecticut 06880 ("Employee"), and Alarmguard, Inc., a Delaware corporation, with an office at One River Road, Cos Cob, Connecticut 06830 (the "Company").

                                   RECITALS

      The Company is engaged in the conduct of a residential and commercial security alarm business in, among other areas, the metro New York area and has acquired through merger with Protective Alarms, Inc., a Connecticut corporation ("Protective"), of which the Employee was President and majority shareholder, a national account business with monitored locations throughout the United States.

      NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter contained and for other valuable consideration, is mutually covenanted and agreed as follows:

      1. Employment. The Company shall employ the Employee and the Employee shall serve the Company, initially as a Vice President of the Company and as President of the Company's Protective Alarms Division (for so long, during the term of the Employee's employment hereunder as the Company shall maintain such a Division), and the Employee shall devote his full working time and his best efforts to his services for the Company, and shall, under no circumstances, take any action inimical to the best interests of the Company. Employer's duties shall include, among other things, oversight over collections and cancellations of the former customers of Protective.

      2. Term of Employment. The term of the Employee's employment under this Agreement shall commence on this date and, subject to the provisions for termination provided herein, shall continue for a term of twelve months thereafter.

      3. Compensation. As full compensation for services rendered by the Employee under this Agreement, he shall be entitled to receive a salary at the annual rate of $289,000, in equal installments payable at least monthly and otherwise in accordance with the normal payroll practices of the Company, in effect from time to time.

      4. Expenses; Benefits. (a) The Company shall reimburse the Employee for all reasonable expenses (including attendance at alarm association meetings) properly incurred by him in connection with the performance of his duties under this Agreement, upon presentation of appropriate vouchers covering such expenses, in each case in accordance with the Company's rules and regulations as in effect from time to time.

      (b) The Employee shall be entitled to three weeks paid vacation, holiday and other similar benefits on the same basis as other management employees of the Company as in effect from time to time.

      (c) The Employee shall be eligible to participate, in accordance with their terms, in all medical and health plans (which shall be fully paid for Employee and Employee's dependents), life insurance and pension plans as are maintained by the Company or its affiliates for other management employees performing similar services; provided that the Company and its affiliates shall at all times be free to terminate, modify or amend such plans. The foregoing notwithstanding, the Employee shall not participate in or receive benefits under any disability insurance plan in effect for senior management of the Company, the parent corporation of the Company or affiliates of the Company or under any stock option plan in effect for employees of the Company, the parent corporation of the Company or affiliates of the Company.

      (d) The Employee shall be entitled to receive a car allowance of $500 per month, plus the cost of gasoline consumed.

      5. Termination. (a) The Employee's employment under this Agreement shall terminate on the expiration of the one year term referred to above or upon his earlier death unless sooner terminated for cause (as defined below) or in accordance with Section 5(b) hereof.

      (b) If, as the result of any mental or physical disability by a physician acceptable to the Company, the Employee shall fail or be unable to perform his duties hereunder for a period of 90 days (whether or not consecutive) during any 12-month period of his employment under this Agreement, the Company may, by notice to the Employee, terminate his employment under this Agreement as of the date of such notice.

      (c) Upon expiration of the term of this Agreement, the Employee shall thereupon become an employee at will unless his employment shall have previously terminated.

      (d) For purposes of this Agreement "cause" shall mean breach of a fiduciary duty owed to the Company, material breach of any written agreement with the Company, conviction of a felony (which shall be deemed to include an admission of guilt or a plea of no contest), gross negligence, willful misconduct or conduct beyond the scope of the Employee's authority as an employee of the Company, but shall not include matters relating solely to the competence of the Employee in the performance of his duties as an employee.

      6. Confidentiality. The Employee shall not, directly or indirectly, either during the term of his employment under this Agreement or at any time thereafter, disclose to anyone (except in the regular course of the Company's business) any information with respect to any confidential or secret aspects of the business or affairs of the Company or any of its affiliates. The Employee acknowledges that the remedy at law for breach of any of his covenants under this paragraph will be inadequate and, accordingly, in the event of any such breach or threatened breach by him


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

Company shall be entitled, in addition to all other remedies, to an injunction restraining any such breach, without any bond or other security being required.

      7. Noncompetition. As a condition to his employment hereunder, the Employee agrees that (i) for a period of three years following the termination of his employment with the Company for any reason (including termination after becoming an employee at will) he will not become a partner, shareholder, owner, principal, agent or employee of, or consultant to, any entity engaged in the residential and/or commercial security alarm business or any business that competes with such a business, in any county in the state of Connecticut or in Westchester or Rockland Counties in the state of New York and (ii) for a period of ten years following termination of his employment with the Company for any reason, he will not, directly or indirectly, contact, solicit or otherwise seek to do business in the residential or commercial security alarm business with, or engage in any such business with, any clients or customers to whom the Company has at any time during his employment by the Company (regardless whether under this Agreement) rendered services or sold products. If Russell R. MacDonnell is no longer the Chairman (or comparable position) of the Company or of any parent corporation of the Company, at any time after the expiration of six years following termination of the Employee's employment with the Company, the provisions of subpart (ii) shall no longer be binding on the Employee. For purposes of subpart (ii) general advertising such as yellow page or media advertising (but not including direct mail, telemarketing or other targeted marketing efforts) shall not be considered solicitation, provided that the prohibition on engaging in business with the clients or customers identified in subpart (ii) shall remain in effect.

      8. Miscellaneous. (a) Any notice or other communication under this Agreement shall be in writing and shall be considered given when delivered personally or mailed by registered mail, return receipt requested, to the Employee and the Company and their respective addresses set forth above (or at such other address as a party may specify by notice to the other).

      (b) This Agreement may not be amended, except in writing signed by both of the parties hereto.

      (c) This Agreement shall be binding upon and inure to the benefit of the parties hereto and successors to the Company, but neither this Agreement nor any rights hereunder may be assigned, pledged or encumbered by the Employee without the prior written consent of the Company. This Agreement may be assigned by the Company to any parent, subsidiary, affiliated or related entity or any entity acquiring or succeeding to control of ownership of the Company or substantially all of the assets thereof.

      (d) This Agreement shall be governed by and construed in accordance with the law of the State of Connecticut.


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

      In Witness Whereof, the parties have signed this Agreement as of the date first written above.

                              The Company:

The Employee:

                              Alarmguard, Inc.

/s/ Steven Levine             By:  /s/ Russell R. MacDonnell
-----------------                ---------------------------
    Steven Levine                      Russell R. MacDonnell

                                    Chairman


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